Exhibit 99.1

CONTACT: Gary S. Maier/Crystal Warner
Maier & Company, Inc.
(310) 442-9852

Keystone Automotive Industries
Reports Record Fiscal 2007 Third Quarter Results

Net Income Up 32.1 Percent for Quarter; Same Store Sales 11.4 Percent

POMONA, Calif., Jan. 30, 2007 (PRIME NEWSWIRE) - Keystone Automotive Industries, Inc. (Nasdaq:KEYS) today reported record earnings and sales for its fiscal 2007 third quarter ended December 29, 2006, supported by strong demand for generic replacement parts and the benefits of its strategies to enhance in-stock availability of parts across the company’s network.

Net income for the fiscal third quarter climbed 32.1 percent to $9.4 million, or $0.57 per diluted share, from $7.1 million, or $0.44 per diluted share, a year ago. Operating income increased 30.8 percent to $15.0 million from $11.5 million a year ago. Net sales for the fiscal third quarter climbed 12.7 percent to $185.3 million from $164.4 million last year. Same store sales growth for the third quarter was 11.4 percent.

Net income for the nine months of fiscal 2007 climbed 28.6 percent to $18.9 million, or $1.15 per diluted share, from $14.7 million, or $0.91 per diluted share, a year ago. Operating income for the same period increased 34.1 percent to $30.5 million from $22.8 million a year ago. Net sales for the nine months climbed 14.6 percent to $513.8 million from $448.4 million last year. Same store sales growth for the nine-month period was 11.1 percent.

Gross margin for the fiscal third quarter was 45.3 percent compared with 45.2 percent last year. As previously noted, the company began the process of implementing a cross-dock strategy to enhance the delivery of product to its distribution centers and customers, which results in the elimination of certain expenses previously included in selling and distribution costs and replaced with costs included in cost of sales. As a result, gross margin for the quarter was reduced by approximately $1.6 million, while selling and distribution costs were positively impacted by approximately $1.3 million. The company emphasized that its ongoing cross-dock implementation strategy is designed to enhance availability of parts and increase top-line sales growth.

“The company’s strategic focus on parts availability throughout the network continues to be an important catalyst to our success. Specific organizational initiatives designed to enhance efficiency and foster relationships with automotive body shops have been fundamental to Keystone’s growth, and results for the quarter clearly highlight that our strategy is working,” said Richard L. Keister, president and chief executive officer.

Commenting on the continuing International Trade Commission investigation with respect to the importation and sale of certain aftermarket collision replacement parts for the Ford Motor Company’s F-150 truck, Keister reiterated his previously stated position that this legal initiative represents an ongoing campaign by original equipment manufacturers to deny consumers an alternative product for automotive collision repair. “This case could have far reaching consequences beyond just the automotive industry and we intend to vigorously defend our right to distribute aftermarket parts, and continue to build coalitions to counter the power of the original equipment manufacturers and provide alternatives to consumers,” Keister said.

He noted that fiscal third quarter results were not significantly impacted by higher legal fees associated with the ongoing legal dispute discussed above. However, nine-month results include approximately $1.4 million in additional legal fees. Third quarter results also reflect a net income impact of approximately $300,000 associated with the company’s start-up bumper remanufacturing facility in Mexico. For the nine-months, the Mexico remanufacturing facility impacted net income by approximately $700,000.

Keister indicated that results for the company’s fiscal third quarter were supported by a 15.9 percent increase in the sale of automotive body parts, which includes fenders, hoods, headlights, cooling, grills and crash parts.

Teleconference

Richard L. Keister, president and chief executive officer, and Jeff Gray, chief financial officer, will host an investor conference call today at 9:00 a.m. Pacific Time to discuss the company’s financial results and operations for the fiscal third quarter. The call will be open to all interested investors through a live audio broadcast by calling (877) 440-9648 (domestic) or (706) 679-0668 (international) with call ID number 6978322. For those who are not available to listen to the live broadcast, the call will be archived for two weeks on Keystone’s website. A telephone playback of the conference call will also be available from 10:00 a.m. Pacific time Tuesday, January 30 through 9:00 p.m. Sunday, February 4 by calling (800) 642-1687 (domestic) or (706) 645-9291 (international) and using access code: 6978322.

About Keystone

Keystone Automotive Industries, Inc. distributes its products primarily to collision repair shops through its 136 distribution facilities, of which 22 serve as regional hubs, located in 38 states and Canada. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products are sold to more than 25,000 repair shops throughout the United States and Canada.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the ultimate disposition of the International Trade Commission investigation and its impact on the company; the ability to achieve the initiatives in place for fiscal 2007; the impact of increased competition and the aggressive actions being taken by certain car manufacturers to negatively impact the aftermarket collision replacement parts industry, including patenting vehicle parts sold by the aftermarket, instituting litigation relating to alleged trademark violations and lobbying state legislature to adopt legislation favoring the OEM’s; the impact on the company as a result of actions which have been, or in the future may be, taken by insurance companies with respect to the use of aftermarket products in the repair of vehicles; the impact of moving the company’s chief executive offices to Nashville; the effect of policies adopted by CAPA; and the costs of litigation. Reference is also specifically made to the “Risk Factors” section set forth in the company’s Form 10-K Annual Report filed with the Securities and Exchange Commission (SEC) for the fiscal year ended March 31, 2006 and in Part II, Item 1A of its Form 10-Qs filed with the SEC thereafter for additional information on the risks and uncertainties facing the company. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED STATEMENT OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Weeks Ended Dec. 29, 2006	Thirteen Weeks Ended Dec. 30, 2005	Thirty-nine Weeks Ended Dec. 29, 2006	Thirty-nine Weeks Ended Dec. 30, 2005
Net Sales	185,263	164,387	513,769	448,389
Cost of Sales	101,419	90,143	285,731	248,448

Gross Profit	83,844	74,244	228,038	199,941
Operating Expenses:
Selling & Distribution	50,680	47,897	146,933	135,494

	Thirteen Weeks Ended Dec. 29, 2006	Thirteen Weeks Ended Dec. 30, 2005	Thirty-nine Weeks Ended Dec. 29, 2006	Thirty-nine Weeks Ended Dec. 30, 2005
General & Administrative	18,116	14,840	50,569	41,676

Operating Income	15,048	11,507	30,536	22,771
Other Income	344	607	1,029	1,988
Interest Expense	(35)	(334)	(281)	(466)

Income Before Income Taxes	15,357	11,780	31,284	24,293
Income Taxes	5,965	4,672	12,389	9,598

Net Income	$9,392	$7,108	$18,895	$14,695

Per Common Share Income
Basic:	$0.58	$0.44	$1.16	$0.92

Diluted:	$0.57	$0.44	$1.15	$0.91

Weighted averagecommon sharesoutstanding:
Basic:	16,315	16,008	16,256	15,956

Diluted:	16,488	16,183	16,441	16,094

Note: The preliminary condensed consolidated statements of income have been prepared on a basis consistent with the company’s previously prepared statements of income filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.

KEYSTONE AUTOMOTIVE INDUSTRIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 29, 2006	March 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$6,503	$4,733
Accounts receivable, net of allowanceof $1,072 at December 2006 and $935at March 2006	61,440	56,774
Inventories, primarily finished goods	135,661	128,458
Other current assets	13,789	17,137

Total current assets	217,393	207,102
Plant, property and equipment, net	35,957	33,713
Goodwill	39,446	39,369
Other intangibles, net of accumulatedamortization of $1,855 at December 2006and $1,544 at March 2006	1,091	1,402
Other assets	8,186	7,107

Total assets	$302,073	$288,693

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$—	$9,544
Accounts payable	25,880	35,310
Accrued liabilities	27,380	19,519

Total current liabilities	53,260	64,373
Other long-term liabilities	1,459	1,373
Commitments and contingencies	—	—
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares — 3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares — 50,000,000
Issued and outstanding shares 16,332 at December 2006 and 16,269 at March 2006, at stated value	101,196	97,956
Restricted Stock	—	1,154
Additional paid-in capital	13,786	10,470
Retained earnings	132,254	113,359
Accumulated other comprehensive income	118	8

Total shareholders’ equity	247,354	222,947

Total liabilities and shareholders’ equity	$302,073	$288,693

Note: The preliminary condensed consolidated balance sheets have been prepared on a basis consistent with the company’s previously prepared balance sheets filed with the Securities and Exchange Commission for its prior quarter and annual reports, but do not include the footnotes required by generally accepted accounting principles for complete financial statements.